Contact:  Reid H. Gearhart (The Dilenschneider Group)    For Immediate Release
          (212) 922-0900


            R.H. DONNELLEY PROPOSES 1-FOR-5 REVERSE STOCK SPLIT

            RHD Also Announces Systematic Stock Repurchase Plan
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                          And Quarterly Dividend
                          ----------------------


PURCHASE, N.Y., July 14--R.H. Donnelley Corporation (NYSE:RHD), which separated from Dun & Bradstreet on July 1, 1998, announced three actions following the first meeting of its board of directors today.

                       Reverse Stock Split Proposed

          R.H. Donnelley said today that a special shareholders meeting will be held to vote on a proposal to execute a reverse one-for-five stock split. If approved, the reverse split would reduce the number of basic common shares outstanding to approximately 34 million from approximately 171 million currently. The shareholder meeting is expected to be held before the end of the third quarter, following the mailing of a proxy statement to shareholders in July. The proposed reverse split would take effect shortly after its approval by shareholders.

          "This reverse split is intended to increase interest in RHD stock by raising the share price to a level that will appeal to a broader range of investors," said Frank R. Noonan, chairman and chief executive officer.

          Since its recent separation from The Dun & Bradstreet
Corporation, R.H. Donnelley's stock has traded in a range of $3.00-to- $3.94 per share.

                           Stock Repurchase Set

          R.H. Donnelley also today announced plans to repurchase up to 15 million shares of its common stock under a Systematic Stock Repurchase Plan. The repurchase authorization will be revised to three million shares if the company's planned reverse stock split is approved. The primary purpose of the repurchase is to offset shares issued under the company's employee and director compensation plans. The shares are to be purchased from time to time over a three-year period in the open market, in accordance with guidelines established by the Securities and Exchange Commission. Stock purchased under this authorization would be held as treasury stock and would be available for issuance upon exercise of employee stock options and for compensation plans, and for such other purposes as the board may from time to time determine.

                            Quarterly Dividend

          R.H. Donnelley's board of directors also today declared a quarterly dividend of 3.5 cents per share, payable September 10, 1998, to shareholders of record at the close of business on August 20, 1998. As previously announced, it is anticipated that this quarterly dividend and the final dividend to be paid in 1998 by R.H. Donnelley and D&B will equal the 22 cent quarterly dividend paid by D&B prior to the separation of the two companies. In the fourth quarter of 1998, the R.H. Donnelley board plans to reconsider the company's dividend policy for 1999 and beyond. There can be no assurance that the company will continue paying dividends at this level or will pay any dividend beyond 1998.

          R.H. Donnelley, headquartered in Purchase, N.Y., is the largest independent marketer of yellow pages advertising in the U.S. RHD sells more than $1 billion in yellow pages advertising a year, and is the publisher or is sales agent for more than 270 directories with a total circulation of more than 30 million copies.

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More information about R.H. Donnelley can be found on its Internet site at
www.rhdonnelley.com

July 14, 1998